EXHIBIT 5.1

[WOODBURN & WEDGE LOGO]

October 11, 2006

Gryphon Gold Corporation

390 Union Blvd., Suite 360

Lakewood, CO 80228

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gryphon Gold Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 4,000,000 shares of the Company’s common shares, without par value (the “Shares”), which are to be offered and sold under Gryphon Gold Corporation 2006 Omnibus Incentive Plan (the “Plan”). This opinion is being delivered at your request.

In connection with the opinions rendered in this letter, we have examined the following documents:

a.        copies, certified by the Nevada Secretary of State, of the following Articles of Incorporation and amendments thereto filed in the office of the Nevada Secretary of State, as follows:

(i)	Articles of Incorporation of Gryphon Gold Corporation filed on April 24, 2003;

(ii)	Certificate of Amendment to Articles of Incorporation for the Company filed on August 11, 2005.

b.        Certificate of Existence for the Company issued by the Nevada Secretary of State on October 3, 2006;

c.	copy of the Registration Statement;

d.        copy of the Bylaws of the Company adopted by action of the Board of Directors on April 25, 2003;

Gryphon Gold Corporation

October 11, 2006

e.        copy of the Action By Written Consent of The Directors of the Company dated October 4, 2006 approving and adopting the Plan;

f.         copy of the Annual Meeting Minutes of the Shareholders of Gryphon Gold Corporation dated September 12, 2006 ratifying the Plan; and

g.	copy of the Plan.

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to Nevada Revised Statutes Chapter 78 and 92A governing for profit Nevada corporations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

Woodburn and Wedge

By: /s/ John P. Fowler
John P. Fowler

JPF:bm